Exhibit 23(f)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Corporation’s Registration Statements on Form S-3 (Nos. 333-202290 and 333-202278) and the Registration Statements on Form S-8 (Nos. 333-215193, 333-209618, 333-181752, and 333-197629) of our report dated February 19, 2016, with respect to the consolidated financial statements and schedule of PPL Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 17, 2017